Exhibit 99.B(d)(2)

Schedule B
to the
Investment Advisory Agreement
dated June 14, 1996
as amended June 30, 2003, December 10, 2003, September 16, 2004, October 28, 2005, December
7, 2006, December 10, 2007, December 3, 2008, September 17, 2009, December 9, 2009,
September 14, 2010, June 21, 2011, December 6, 2011, March 26, 2012, December 10, 2013 and
June 25, 2014
between
SEI Institutional Investments Trust
and
SEI Investments Management Corporation
(formerly, SEI Financial Management Corporation)

This Schedule B supercedes Schedule A to the Investment Advisory Agreement between SEI Institutional Investments Trust and SEI Financial Management Corporation (now SEI Investments Management Corporation) dated June 14. 1996.

Pursuant to Article 4, the Trust shall pay the Adviser compensation at an annual rate as follows:

[REDACTED]

SEI Institutional Investments Trust		SEI Investments Management Corporation

By:	/s/ Aaron C. Buser	By:	/s/ David F. McCann
Name:	Aaron C. Buser	Name:	David F. McCann
Title:	Vice President	Title:	Vice President